The Timken Company
Media Contact: Jeff Dafler
Manager – Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager – Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
EXHIBIT 99.1
NEWS RELEASE
Timken Reports First-Quarter Results
•	Earnings driven by strong execution, solid demand in industrial markets

•	Automotive restructuring actions producing benefits, on track to achieve full savings by 2008

•	Company advances key initiatives to accelerate growth, improve performance
     CANTON, Ohio – April 26, 2007 – The Timken Company (NYSE: TKR) today reported sales of $1.28 billion during the first quarter of 2007, an increase of 2 percent over the same period a year ago. First-quarter income from continuing operations was $41.6 million, or $0.44 per diluted share, compared to $57.1 million, or $0.61 per diluted share, in the first quarter a year ago.
     The decline in income from last year’s first quarter was due predominately to increased restructuring costs. In addition, the company’s tax rate in the quarter was higher, primarily due to losses caused in part by restructuring activities in certain foreign jurisdictions where no tax benefit could be recorded.
     Excluding special items, income from continuing operations per diluted share was $0.66 during the first quarter of 2007, up 6 percent from $0.62 in last year’s first quarter. Special items in the first quarter included restructuring and rationalization charges totaling $27.0 million of pretax expense, compared to $4.8 million in the prior-year period.
     “Our first-quarter results rebounded following the challenges we encountered during the second half of 2006,” said James W. Griffith, Timken’s president and chief executive officer. “We are confident that our strategic initiatives, including

Automotive restructuring and targeted Industrial capacity additions, will combine with continued strong Steel performance to deliver improved results in 2007.”
     During the quarter, the company:
•	Announced a $60 million expansion for special small-bar steel capabilities, further differentiating its product portfolio, and commissioned a new induction heat-treat line focused on steel products for the energy and industrial sectors;

•	Advanced programs to improve the performance of its Automotive Group, including announcement of the closure of its Sao Paulo, Brazil, bearing production facility by the end of the year; and

•	Grew sales in Asia by 17 percent and made progress on capacity additions in both China and India.
     Total debt at March 31, 2007, was $668.5 million, or 30.5 percent of capital. Debt was higher than the 2006 year-end level of $597.8 million, or 28.8 percent of capital, due to seasonal working capital requirements. Net debt at March 31, 2007, was $567.7 million, or 27.2 percent of capital. The company expects to end 2007 with lower net debt and leverage than last year, providing additional financial capacity to pursue strategic investments.
Industrial Group Results
     The Industrial Group had record first-quarter sales of $544.4 million, up 8 percent from $503.9 million for the same period last year. Favorable pricing and higher volume drove the increase, with sales strength coming from multiple market sectors, especially aerospace and heavy industry.
     The Industrial Group’s earnings before interest and taxes (EBIT) were $49.2 million, up 7 percent from $45.9 million in the first quarter of 2006. EBIT performance benefited from favorable pricing and volume, partially offset by higher raw material and logistics costs, as well as manufacturing costs associated with capacity additions.

     The company expects to see continued top-line growth in the Industrial Group throughout the year as capacity additions come online, as well as improved operating margins for the full year.
Automotive Group Results
     The Automotive Group’s first-quarter sales of $388.0 million were down 8 percent from $421.0 million for the same period last year. The decrease was driven by the sale of its steering business at the end of 2006 and lower demand from North American light vehicle and heavy truck customers.
     The Automotive Group incurred a loss of $7.2 million compared to a loss of $3.1 million for the same period a year ago. The net benefits associated with restructuring initiatives, including reductions in selling, general and administrative costs, were more than offset by the underutilization of manufacturing capacity caused by weakness in North American automotive demand.
     During the quarter, Timken continued to advance its previously announced initiatives to improve the performance of its Automotive business. These initiatives include facility rationalization, workforce reduction and asset divestment and are on track to deliver targeted savings of $75 million by 2008.
Steel Group Results
     Steel Group sales, including inter-segment sales, were a record $390.3 million, up 4 percent from $375.4 million for the same period a year ago. The increase was driven by higher demand in the energy and service center sectors, which was partially offset by lower demand in automotive-related sectors. In addition, the Steel Group benefited from price increases and surcharges to help recover continued high raw material costs.
     First-quarter EBIT was a record $61.8 million, up 8 percent from $57.0 million in the prior-year period. Performance was driven by improved product mix, pricing,

capacity utilization and productivity, which were partially offset by higher raw material costs.
     The company expects the Steel Group to continue its strong performance in 2007 with historically high levels of profitability comparable to 2006.
Outlook
     Timken anticipates global industrial markets will remain strong, and investments in Industrial Group capacity are expected to become operational throughout the year. In addition, the company expects improved Automotive Group performance for the full year compared to 2006, as it benefits from its operating-improvement initiatives. The company expects earnings per diluted share for 2007 from continuing operations, excluding special items, to be $2.55 to $2.70 for the year and $0.65 to $0.75 for the second quarter, compared to $2.13 and $0.80, respectively, for the same periods in 2006.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, April 26, 2007 11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975 (Call in 10 minutes prior to be included) Conference ID: 5457020

Replay Dial-In through May 3, 2007:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.0 billion in 2006, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.

     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expected savings of the company’s programs and initiatives and expectations regarding the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the company’s financial statements for the first quarter of 2007; the impact of the first major U.S. implementation of Project O.N.E., a program designed to improve business processes and systems; the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; fluctuations in raw material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Automotive Group restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, page 40. The company undertakes no obligation to update or revise any forward-looking statement.
###

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED		ADJUSTED (1)

(Thousands of U.S. dollars, except share data)	Q1 2007	Q1 2006	Q1 2007	Q1 2006

Net sales	$1,284,513	$1,254,308	$1,284,513	$1,254,308
Cost of products sold	1,015,177	981,459	1,015,177	981,459
Manufacturing rationalization/reorganization expenses - cost of products sold	11,843	3,036	—	—

Gross Profit	$257,493	$269,813	$269,336	$272,849
Selling, administrative & general expenses (SG&A)	162,973	170,375	162,973	170,375
Manufacturing rationalization/reorganization expenses — SG&A	1,330	377	—	—
Loss on divestitures	354	—	—	—
Impairment and restructuring	13,776	1,040	—	—

Operating Income	$79,060	$98,021	$106,363	$102,474
Other (expense)	(3,728)	(4,851)	(3,728)	(4,851)
Special items — other income	343	(308)	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$75,675	$92,862	$102,635	$97,623
Interest expense, net	(7,689)	(11,602)	(7,689)	(11,602)

Income From Continuing Operations Before Income Taxes	$67,986	$81,260	$94,946	$86,021
Provision for income taxes	26,355	24,166	32,471	27,851

Income From Continuing Operations	$41,631	$57,094	$62,475	$58,170

Income from discontinued operations net of income taxes, special items (3)	940	—	—	—
Income from discontinued operations net of income taxes, other (3)	—	8,846	—	8,846

Net Income	$42,571	$65,940	$62,475	$67,016

Earnings Per Share — Continuing Operations	$0.44	$0.61	$0.66	$0.63
Earnings Per Share — Discontinued Operations	0.01	0.10	—	0.09

Earnings Per Share	$0.45	$0.71	$0.66	$0.72

Diluted Earnings Per Share — Continuing Operations	$0.44	$0.61	$0.66	$0.62
Diluted Earnings Per Share — Discontinued Operations	0.01	0.09	—	0.09

Diluted Earnings Per Share	$0.45	$0.70	$0.66	$0.71

Average Shares Outstanding	93,963,797	92,942,082	93,963,797	92,942,082
Average Shares Outstanding-assuming dilution	94,811,930	94,010,483	94,811,930	94,010,483

BUSINESS SEGMENTS

(Thousands of U.S. dollars) (Unaudited)	Q1 2007	Q1 2006

Industrial Group
Net sales to external customers	$544,076	$503,444
Intersegment sales	366	435

Total net sales	$544,442	$503,879
Adjusted earnings before interest and taxes (EBIT) * (2)	$49,175	$45,885
Adjusted EBIT Margin (2)	9.0%	9.1%

Automotive Group
Net sales to external customers	$387,960	$420,984
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($7,233)	($3,141)
Adjusted EBIT (Loss) Margin (2)	-1.9%	-0.7%

Steel Group (3)
Net sales to external customers	$352,477	$329,880
Intersegment sales	37,815	45,530

Total net sales	$390,292	$375,410
Adjusted earnings before interest and taxes (EBIT) * (2)	$61,817	$56,983
Adjusted EBIT Margin (2)	15.8%	15.2%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/ reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the December 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale. Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Thousands of U.S. Dollars) (Unaudited)	Mar 31, 2007	Dec 31, 2006
Short-term debt	$137,909	$50,453
Long-term debt	530,590	547,390

Total Debt	$668,499	$597,843
Less: Cash and cash equivalents	(100,818)	(101,072)

Net Debt	$567,681	$496,771

Shareholders’ equity	$1,521,805	$1,476,180

Ratio of Total Debt to Capital	30.5%	28.8%
Ratio of Net Debt to Capital (Leverage)	27.2%	25.2%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2007		2006

(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (2)	$	EPS (2)

Net income	$42,571	$0.45 $	65,940	$0.70

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	11,843	0.12	3,036	0.03
Manufacturing rationalization/reorganization expenses — SG&A	1,330	0.01	377	—
Loss on Divestiture	354	—	—	—
Impairment and restructuring	13,776	0.15	1,040	0.01
Special items — other expense (income):	(343)	—	308	—
Provision for income taxes	(6,116)	(0.06)	(3,685)	(0.04)
Income From Discontinued Operations Net of Income Taxes, Special Items (1)	(940)	(0.01)	—	—
Income from discontinued operations net of income taxes, other (1)	—	—	—	—

Adjusted net income	$62,475	$0.66	$67,016	$0.71

(1)	Discontinued Operations relates to the sale of Latrobe Specialty Steel Unit in November of 2006.

(2)	EPS amounts will not sum due to rounding differences.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2007		2006

(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (2)	$	EPS (2)

Income from continuing operations	$41,631	$0.44	$57,094	$0.61

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	11,843	0.12	3,036	0.03
Manufacturing rationalization/reorganization expenses - SG&A	1,330	0.01	377	—
Loss on Divestiture	354	—	—	—
Impairment and restructuring	13,776	0.15	1,040	0.01
Special items — other expense (income):	(343)	—	308	—
Provision for income taxes	(6,116)	(0.06)	(3,685)	(0.04)

Adjusted income from continuing operations	$62,475	$0.66	$58,170	$0.62

(2)	EPS amounts will not sum due to rounding differences.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2007 full year and second quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2007 and if so, in what amount. If the company does receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONDENSED CONSOLIDATED BALANCE SHEET	Mar 31	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2007	2006

ASSETS
Cash & cash equivalents	$100,818	$101,072
Accounts receivable	740,837	673,428
Inventories	974,967	952,310
Deferred income taxes	86,113	85,576
Other current assets	94,863	87,894

Total Current Assets	$1,997,598	$1,900,280
Property, plant & equipment	1,598,160	1,601,559
Goodwill	204,247	201,899
Other assets	324,058	327,795

Total Assets	$4,124,063	$4,031,533

LIABILITIES
Accounts payable & other liabilities	$528,742	$506,301
Short-term debt	137,909	50,453
Income taxes	11,352	53,406
Accrued expenses	169,724	225,409

Total Current Liabilities	$847,727	$835,569
Long-term debt	530,590	547,390
Accrued pension cost	391,398	410,438
Accrued postretirement benefits cost	683,520	682,934
Other non-current liabilities	149,023	79,022

Total Liabilities	$2,602,258	$2,555,353

SHAREHOLDERS’ EQUITY	1,521,805	1,476,180

Total Liabilities and Shareholders’ Equity	$4,124,063	$4,031,533

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended
	Mar 31	Mar 31
(Thousands of U.S. dollars) (Unaudited)	2007	2006

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$42,571	$65,940
(Earnings) from Discontinued Operations	(940)	(8,846)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,500	49,490
Other	8,202	6,150
Changes in operating assets and liabilities:
Accounts receivable	(64,776)	(69,452)
Inventories	(17,791)	(37,705)
Other assets	1,943	(187)
Accounts payable and accrued expenses	(31,141)	(47,542)
Foreign currency translation loss (gain)	790	(6,101)

Net Cash (Used) by Operating Activities — Continuing Operations	($6,642)	($48,253)
Net Cash Provided by Operating Activities - Discontinued Operations	940	11,577

Net Cash (Used) by Operating Activities	($5,702)	($36,676)

INVESTING ACTIVITIES
Capital expenditures	($60,942)	($39,354)
Other	3,124	(1,205)
Divestments	—	2,393
Acquisitions	(1,523)	—

Net Cash (Used) by Investing Activities — Continuing Operations	($59,341)	($38,166)
Net Cash (Used) by Investing Activities — Discontinued Operations	0	(1,719)

Net Cash (Used) by Investing Activities	($59,341)	($39,885)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($15,152)	($14,027)
Net proceeds from common share activity	11,886	6,132
Net borrowings on credit facilities	66,815	49,176

Net Cash Provided by Financing Activities — Continuing Operations	$63,549	$41,281
Net Cash Provided by Financing Activities	$63,549	$41,281

Effect of exchange rate changes on cash	$1,240	$1,148

(Decrease) in Cash and Cash Equivalents	(254)	(34,132)
Cash and Cash Equivalents at Beginning of Period	$101,072	$65,417

Cash and Cash Equivalents at End of Period	$100,818	$31,285